Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
NanoString Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan	Other(4)	281,250	(3)	$8.31	(4)	$2,337,188	$0.0001102	$258
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2018 Inducement Equity Incentive Plan	Other(6)	175,000	(5)	$9.77	(6)	$1,709,750	$0.0001102	$189

Total Offering Amounts									$447
Total Fee Offsets									$—
Net Fee Due									$447

(1)Represents shares of common stock, par value $0.0001 per share (“Common Stock”) of NanoString Technologies, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and 2018 Inducement Equity Incentive Plan (the “2018 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2013 ESPP or 2018 Plan by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(3)Represents 281,250 additional shares of common stock available for issuance as a result of the annual evergreen increase pursuant to the 2013 ESPP.
(4)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purposes of calculating the registration fee on the basis of 85% of $9.77 per share, which represents the average of the high and low prices of the Registrant’s Common Stock on February 23, 2023, as reported on The Nasdaq Global Market. Pursuant to the 2013 ESPP, the purchase price of the shares of the Registrant’s Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the last day of the offering period.
(5)Represents 175,000 additional shares of Common Stock available for issuance as a result of the annual evergreen increase pursuant to the 2018 Plan.
(6)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $9.77 per share, which represents the average of the high and low prices of the Registrant’s Common Stock on February 23, 2023, as reported on The Nasdaq Global Market.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Off-set Claims
Fee Off-set Sources